                                                       Filed pursuant to
                                                       Rule 424(b)(3)
                                                       Reg Nos. 333-36434
                                                       and 333-36434-01

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated August 30, 2000, relating to the 5 3/4% Convertible Subordinated Notes Due
2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.

                                             Principal                Percent of               Common
                                             Amount of                  Total                Stock Owned           Common
                                            Convertible               Principal               Prior to          Stock to Be
SELLING SECURITY                               NOTES                   Amount of               Original         Registered by
   HOLDERS                                      ($)                   Outstanding              Offering         the Prospectus
------------------------------------------------------------------------------------------------------------------------------

Boston High Yield
Cayman Unit Trust                            $3,500,000                    *                     --                 32,352.25

Canyon Value Realization
(Cayman) Ltd.                                11,000,000                    *                     --                101,678.50

CIBC World Markets                            7,000,000                    *                     --                 64,704.50

Circlet (IMA) Limited                         4,500,000                    *                     --                 41,595.75

Delphi Financial
Group, Inc.                                     500,000                    *                     --                  4,621.75

Duckbill & Co.                                2,500,000                    *                     --                 23,107.50

Guardian High Yield
Bond Fund                                       330,000                    *                     --                   3,050.36

Guardian VC High
Yield Bond Fund                                 170,000                    *                     --                   1,571.40
------------------------------------------------------------------------------------------------------------------------------


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



Goldman Sachs and
Company                 282,000         *      -           2,606.67

Jersey (IMA) Ltd.       750,000         *      -           6,932.63

JMG Capital
Partners, L.P.       32,921,000        2.74    -         304,305.26

JMG Triton Offshore
Fund, Ltd.           38,254,000        3.19    -         353,600.85

LB Series Fund,
Inc. High Yield
Portfolio             6,000,000          *     -          55,461.00

Libertyview Funds
L.P.                  2,250,000          *     -          20,797.88

LLT Limited             400,000          *     -           3,697.40

Lutheran Brother-
hood High Yield
Fund                  3,000,000          *     -          27,730.50

Lydian Overseas
Partners Master
Fund                 40,000,000         3.33   -         369,740.00

Peoples Benefit
Life Insurance
Company               4,000,000          *     -          36,974.00

Peoples Benefit
Life Insurance
Company TEAMSTERS     2,000,000          *     -          18,487.00

Pine Grove
Enhanced Partners,
L.P.                  1,000,000          *     -           9,243.50

Putnam Convertible
Income - Growth
Trust                 5,500,000          *     -          50,839.25


Putnam Funds
Trust - Putnam High
Trust II                410,000          *     -           3,789.84

Putnam High Yield
Advantage Fund        1,010,000          *     -           9,335.94


Putnam High Yield
Fixed Income Fund,
LLC                      10,000          *      -             92.44

Putnam High Yield
Managed Trust           550,000          *      -          5,083.93

R2 Investments,
LDC                  15,500,000         1.29    -        143,274.25

Retail Clerks
Pension Trust #2      2,500,000          *      -         23,108.75


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--------------------------------------------------------------------------------
Southport Manage-
ment Partners, L.P.      1,100,000      *         --        10,167.85
--------------------------------------------------------------------------------
Southport Partners
International, Ltd.      3,250,000      *         --        30,041.38
--------------------------------------------------------------------------------
St. Albans Partners
Ltd.                     2,000,000      *         --        18,487.00
--------------------------------------------------------------------------------
Strategic Global Fund
- High Yield Fixed
Income (Putman)
Fund                        20,000      *         --           184.87
--------------------------------------------------------------------------------
Value Realization
Fund, LP                 8,000,000      *         --           73,948
--------------------------------------------------------------------------------
Value Realization
Fund B, LP                 500,000      *         --         4,621.75
--------------------------------------------------------------------------------
Zurich HFR Master
Hedge Fund Index
Ltd.                       250,000      *         --         2,310.88
--------------------------------------------------------------------------------

* Less than one percent


In addition, the information with respect to the Selling Security Holders is amended by deleting the following Selling Security Holders from the table:
Chrysler Corporation Master Retirement Trust, Delta Air Lines Master Trust, Motion Picture Industry Health Plan - Active Member Fund, Motion Picture Industry Health Plan - Retiree Member Fund, Northwestern Mutual Life Insurance Company, OCM Convertible Trust, Partner Reinsurance Company Ltd., State Employees' Retirement Fund of the State of Delaware and Vanguard Convertible Securities Fund, Inc.

The Prospectus, together with this Prospectus Supplement No. 1 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is September 26, 2000.



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